PENWEST ANNOUNCES THAT ENDO REPORTS POSITIVE RESULTS FROM ITS
EXTENDED-RELEASE OXYMORPHONE STUDY
Danbury, CT, August 22, 2005 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced that Endo Pharmaceuticals Inc., Penwest’s partner in the development and commercialization of oxymorphone extended-release tablets (oxymorphone ER), has reported the results from the Phase III clinical trial of this drug, which was conducted under the special protocol assessment (SPA) process of the U.S. Food and Drug Administration (FDA). In this multi-center, randomized, double-blind, parallel group trial, the safety and efficacy of oxymorphone ER were compared with placebo in 205 opioid-naïve patients with moderate-to-severe chronic low back pain.
Endo reported that the results of the study, conducted in response to the FDA’s request for additional clinical data to support Endo’s New Drug Application (NDA) for this developmental product, demonstrated statistically significant (p < 0.0001) difference in pain scores between oxymorphone ER and placebo during a 12-week treatment period, during which the drug was administered twice daily. The primary endpoint was change in average pain intensity, as measured on the Visual Analog Scale (VAS), from baseline, defined as the last measurement prior to randomization, to final study visit.
This study will supplement a previously submitted Phase III trial that Endo believes the FDA already has accepted as demonstrating efficacy in the intended patient population. As previously disclosed on October 20, 2003, the FDA issued an approvable letter for the oxymorphone ER NDA but had requested that Endo address certain questions and provide additional clarification and information, including an additional clinical trial to further confirm the safety and efficacy of this product.
Endo said that it is now preparing to submit its complete response to the FDA’s approvable letter and expects it to be submitted by early 2006. Endo also stated that it expects to receive an action letter from the FDA within six months of the filing of the complete response.
Robert J. Hennessey, President and Chief Executive Officer of Penwest, said, “This is a very encouraging development and another step toward Endo obtaining final approval from the FDA for oxymorphone ER. It is a key milestone for Penwest because of our significant ownership stake in this potentially important product. We look forward to approval and to Endo launching this product, which we believe will give physicians and patients a valuable new option for managing chronic, moderate-to-severe pain.”
In reporting the results of the study, Endo said that oxymorphone ER was generally well tolerated and that, as expected, the incidence of opioid-related adverse events in the oxymorphone ER group was higher compared to the placebo treatment group. Of the patients in the intent-to-treat analysis population, the incidence of adverse events for oxymorphone ER versus placebo was as follows: nausea (11.4% vs. 9%), vomiting (7.6% vs. 1%), constipation (6.7% vs. 1%) and opioid-related CNS effects (11.4% vs. 6%). Other adverse events were generally similar between the two groups.

A more comprehensive summary of the data from this trial will be presented by Endo at a later date at an appropriate scientific forum.
About Oxymorphone
Oxymorphone is a semi-synthetic ì-opioid agonist that has been formulated as a 12-hour extended-release (ER) tablet using Penwest’s proprietary time-release technology TIMERx® delivery system. Oxymorphone ER has been studied in a wide range of chronic pain conditions, including low back pain, osteoarthritis pain, post-surgical pain and cancer pain. Oxymorphone ER is currently under review by the FDA. The safety and efficacy of oxymorphone ER have not been established by the FDA. Oxymorphone is a Schedule II controlled substance.
Respiratory depression is the chief hazard from all opioid agonists including oxymorphone preparations. Respiratory depression is a particular potential problem in elderly or debilitated patients as well as in those suffering from conditions accompanied by hypoxia or hypercapnia, when even moderate therapeutic doses may dangerously decrease pulmonary ventilation. The most common adverse reactions reported by patients treated with oxymorphone ER during clinical trials were nausea, constipation, dizziness, pruritus (itching), vomiting, somnolence, sweating increased, sedation and headache.
Penwest Pharmaceuticals
Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. We are focusing our development efforts principally on products that address diseases of the central nervous system. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo Pharmaceuticals to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and/or to advance clinical development and commercialization of products; regulatory risks relating to drugs in development such as oxymorphone ER, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly

Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
	(203) 796-3701	(877) 736-9378

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